Exhibit 10.17

January 12, 2024

Glenn Argenbright

Dear Mr. Argenbright:

Thank you for agreeing to join the board of directors of Precision Aerospace Group (“PAG”). The Company appreciates your interest in PAG’s tremendous opportunity set, and we look forward to moving PAG forward with your help and guidance.

We expect the board to meet quarterly, and each subcommittee to also meet regularly, as outlined below. Your attendance and participation is important for us to continue to grow and develop as an organization. The Company will make every effort with respect to date and time of meetings and of course the ability to virtually attend for most. Because we are a working Board, we are thankful in advance for the time you will commit to support the mission of PAG. There may be special projects in addition to our regularly scheduled meetings, and we will draw on your strengths to help us complete projects, plan events, etc.

PAG TEAM STRUCTURE

Board of Directors:

Independent Member/Chairman: Maynard Hellman

Independent Member: Larry Thompson

Independent Member: Ron Buschur

Independent Member: Glenn Argenbright

Non-Member Secretary: Alyce Schreiber

Board - Audit Committee:

Chair: Maynard Hellman

Independent Member: Larry Thompson

Independent Member: Ron Buschur

Board - Compensation Committee:

Chair: Ron Buschur

Independent Member: Glenn Argenbright

Independent Member: Larry Thompson

BOARD MEETING SCHEDULE

Board Meetings: Quarterly

Committee Meetings: Semi Annual

[Initial meeting dates TBD]

BOARD MEMBER COMPENSATION AND DETAIL

Below please find the initial stipends discussed with each of you in broad strokes. As the business grows both organically and through acquisitions, it is expected the board compensation will adjust commensurately.

Initial Director Compensation:

Board Meetings:

●	$6,250 stipend per quarter payable in arrears to all Independent Directors ($25,000 Annual Compensation)

●	$10,000 additional stipend per quarter payable in arrears to the Chairman ($40,000 Annual Compensation)

●	3,125, 3-year warrants per quarter in arrears at PAG’s closing share price per quarter under the company’s Stock Plan (12,500 Warrants Annually).

o	Initial exercise price of all options to be $5.00 prior to public listing as that is the expected listing price.

Committee Meetings:

●	$2,500 stipend per semi-annual meeting payable in arrears ($5,000 Annual Compensation)

●	$2,500 additional stipend per semi-annual meeting payable in arrears for Committee Board chairs ($5,000 Annual Compensation)

Detail:

●	Term: An initial 4-year term (beginning 2/1/2024), with 3-year renewals thereafter as elected

●	Initial Coverage under $10MM-$15MM Directors and Officers Policy

We thank you again for agreeing to join the PAG team and look forward to our joint effort to grow the company.

Would you please sign below and complete the attached D&O Questionnaire so we may complete our due diligence requirements. We have ‘pre-filled’ as much of the information as feasible for each of you. The questionnaire is fairly extensive due to the regulatory nature of PAG’s upcoming listing sequence. Please let us know if any of the information needs to be amended. Nelson Lamis, our head of Corporate Administration, is available to answer any questions or provide assistance with completing the form. He may be reached at 4 and email at .

Glenn Argenbright	Date